                                                                     Exhibit 4.2

                         CERTIFICATE OF AMENDMENT TO THE
                     CERTIFICATE OF DESIGNATION, PREFERENCES
                    AND RELATIVE, PARTICIPATING, OPTIONAL AND
                        OTHER SPECIAL RIGHTS OF PREFERRED
                      STOCK AND QUALIFICATIONS, LIMITATIONS
                                AND RESTRICTIONS

                                       OF

                             13% SERIES A CUMULATIVE
                                 PREFERRED STOCK

                                       OF

                           COLOR SPOT NURSERIES, INC.



     Color Spot Nurseries, Inc. (the "COMPANY"), a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify:

     FIRST: That the Board of Directors of the Company have duly adopted the following resolutions:

     RESOLVED: That the Board of Directors hereby declares it advisable and in the best interest of this Company and its stockholders the Certificate of Designation, Preferences and Relative, Participating, Optional and Other Special Rights of Preferred Stock and Qualifications, Limitations and Restrictions of the 13% Series A Cumulative Preferred Stock (the "Series A Certificate of Designation") of the Company's Certificate of Incorporation be amended as follows:

     1. The third sentence of Section 1(a) of the Series A Certificate of Designation is amended and restated to read as follows:

     "Dividends shall be payable in cash, except that on each Dividend Payment Date occurring on or prior to December 15, 2005, dividends may be paid, at the Company's option, by the issuance of additional shares of Series A Preferred Stock (including fractional shares) having an aggregate Liquidation Preference equal to the amount of such dividends."

     2. Section 4(b) of the Series A Certificate of Designation is amended and restated to read as follows:

     "(b) The Holders of a majority of the outstanding shares of Series A Preferred Stock, voting as a separate class, will be entitled to elect one member of the Board of Directors and one representative to attend all meetings of the Board of Directors as a non-voting observer. Such observer shall be entitled to receive all notices of meetings of the Board of Directors as and when delivered to the members of the Board of Directors."

     3. Sections 4(c) and 4(d) of the Series A Certificate of Designation are amended and restated to read as follows:

     "(c) (i) Upon the accumulation of accrued and unpaid dividends on the outstanding Series A Preferred Stock in an amount equal to six full quarterly dividends (whether or not consecutive) (the events described above being referred to herein as a "VOTING RIGHTS TRIGGERING EVENT"), then the number of members of the Company's Board of Directors will be immediately and automatically increased by one unless there is a vacancy on the Company's Board of Directors, and the Holders of a majority of the outstanding shares of Series A Preferred Stock, voting as a separate class, will be entitled to elect one additional member to the Board of Directors of the Company.

     (ii) Whenever such voting right shall have vested pursuant to a Voting Rights Triggering Event, such right may be exercised initially either at a special meeting of the Holders of Series A Preferred Stock, called as hereinafter provided, or at any annual meeting of stockholders held for the purpose of electing directors, and thereafter at such annual meetings or by the written consent of the Holders of Series A Preferred Stock. Such right of the Holders of Series A Preferred Stock to elect a director pursuant to a Voting Rights Triggering Event may be exercised until all dividends in arrears shall have been paid in full, at which time the right of the Holders of Series A Preferred Stock to elect such director shall cease, the term of such director previously elected shall thereupon terminate, and the authorized number of directors of the Company shall thereupon return to the number of authorized directors otherwise in effect, but subject always to the same provisions for the renewal and divestment of such special voting rights in the case of any such future dividend arrearage or defaults or any such failure to make redemption payments.

     (d) At any time when such voting right shall have vested in the Holders of Series A Preferred Stock pursuant to a Voting Rights Trigger Event and if such right shall not already have been initially exercised, a proper officer of the Company shall, upon the written request of Holders of record of 10% or more of the Series A Preferred Stock then outstanding, addressed to the Secretary of the Company, call a special meeting of Holders of Series A Preferred Stock. Such meeting shall be held at the earliest practicable date upon the notice required for annual meetings of stockholders at the place for holding annual meetings of stockholders of the Company or, if none, at a place designated by the Secretary of the Company. If such meeting shall not be called by the proper officers of the Company within 30 days after the personal service of such written request upon the Secretary of the Company, or within 30 days after mailing the same within the United States, by registered mail, addressed to the Secretary of the Company at its principal office (such mailing to be evidenced by the registry receipt issued by the postal authorities), then the Holders of record of 10% of the shares of Series A Preferred Stock then outstanding may designate in writing a Holder of Series A Preferred Stock to call such meeting at the expense of the Company, and such meeting may be called by such person so designated upon the notice required for annual meetings of stockholders and shall be held at the place for holding annual meetings of the Company or, if none, at a place designated by such Holder. Any Holder of Series A Preferred Stock that would be entitled to vote at such meeting shall have access to the stock books of the Company for the purpose of causing a meeting of stockholders to be called pursuant to the provisions of this Section. Notwithstanding the provisions of this paragraph, however, no such special meeting shall be called if any such request is received less than 90 days before the date fixed for the next ensuing annual or special meeting of stockholders. Any action required to be taken at a meeting of Holders may be taken without a meeting, with 15 days prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of a majority of the outstanding shares of Series A Preferred Stock."

     4. The parentheticals in the first sentence of Section 4(f) and Section 4(h) of the Certificate of Designation are hereby amended and restated to read as follows: to include the following language:

     "(with shares held by the Company and any of its Affiliates, other than the Existing Bondholders, not being considered to be outstanding for this purpose)"

     5. The definition of Credit Agreement as set forth in the Series A Certificate of Designation is amended and restated to read as follows:

     ""CREDIT AGREEMENT" means, collectively, (i) the Amended and Restated Loan and Security Agreement dated November 20 2001 by and among the Company, the lenders party thereto in their capacities as lenders thereunder and Fleet Capital Corporation, as agent, together with the related documents thereto (including, without limitation, any guarantee agreements and security documents), and (ii) the Catalyst Notes (as defined below), together with any related documents thereto (including without limitation, any guarantee agreements and security documents) in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring (including increasing the amount of available borrowings thereunder (PROVIDED that such increase in borrowings is Permitted Indebtedness or is permitted by the "Incurrence of Additional Indebtedness and Issuance of Disqualified Capital Stock" covenant of Section 6(b)) or adding Restricted Subsidiaries of the Company as additional guarantors thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders. Catalyst Notes means the Company's $12 million in principal amount of senior subordinated secured notes issued to Catalyst Equity Fund, L.P. ("Catalyst")"

     6. The definition of Disqualified Capital Stock as set forth in the Series A Certificate of Designation is amended and restated to read as follows:

     ""DISQUALIFIED CAPITAL STOCK" means that portion of any Capital Stock (other than the Company's 13% Series B Cumulative Preferred Stock (the "Series B Preferred Stock") and 12% Series B-1 Cumulative Preferred Stock) which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, other than in connection with a Change of Control, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof on or prior to the date of redemption for the Series A Preferred Stock as set forth in this Certificate of Designation."

     7. The definition of Change of Control as set forth in the Series A Certificate of Designation is amended and restated to read as follows:

     "Change of Control" means the occurrence of one or more of the following events: (i) any sale, lease, exchange or other transfer (in any one transaction or a series of related transactions) of all or substantially all of the assets of the Company to any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act (a "Group"), together with any Affiliates thereof;
(ii) the approval by the holders of Capital Stock of the Company of any plan or proposal for the liquidation or dissolution of the Company; (iii) any Person or Group (other than the Permitted Holder(s) or SunAmerica Asset Management Corp., AIG Global Investment Corp., Ares Management, L.P., TCW/Crescent Mezzanine, LLC or the other Existing Bondholders or any combination of such entities and their respective Affiliates) shall become the owner, directly or indirectly, beneficially or of record, of more than 35% of the issued and outstanding shares of Capital Stock of the Company that is generally entitled to vote for the election of directors (other than the Series A Preferred Stock and the Series B Preferred Stock); or (iv) the replacement of a majority of the Board of Directors of the Company over a two-year period from the directors who constituted the Board of Directors of the Company at the beginning of such period, and such replacement shall not have been approved by a vote of either
(A) the Credit Agent and Catalyst, (B) the holders of a majority of the issued and outstanding shares of Series A Preferred Stock of the Company or (C) a majority of the Board of Directors of the Company then still in office who either were members of such Board of Directors at the beginning of such period or whose election as a member of such Board of Directors was previously so approved.

     8. The Series A Certificate of Designation is amended to include the following new definitions:

     "Existing Bondholders" means the holders of the Company's 10 1/2 % Senior Subordinated Notes due 2007 immediately before giving effect to the exchange of such securities for 13% Senior Subordinated Notes due 2005 and the Series B Preferred Stock issued by the Company.

     "Credit Agent" means, at any time, the then acting administrative agent under the Amended and Restated Loan Agreement dated November 20, 2001, by and among the Company, the lenders party thereto in their capacities as lenders thereunder and Fleet Capital Corporation, as agent, which shall initially be Fleet Capital Corporation.

     RESOLVED: That the record date for the aforesaid amendment for purposes of the written consent of the holders of the Series A Preferred Stock in lieu of a special meeting shall be November 19, 2001.

     SECOND: That the aforesaid amendment has been consented to and authorized by the holders of a majority of the issued and outstanding stock of each class entitled to vote thereon by written consent given in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware and that prompt notice of the taking of the foregoing action without a meeting has been given to those stockholders who have not consented in writing pursuant to Section 228(d) thereof.

     THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.

     The undersigned Color Spot Nurseries, Inc. has caused this Certificate of Amendment of the Series A Certificate of Designation to be executed on its behalf by its President and attested by its Secretary as of _______, 2001.



                                        COLOR SPOT NURSERIES, INC.


                                        By:
                                           ---------------------------------
                                           David J. Barrett
                                           President


Attest:
       -------------------------
       [                   ]
       Secretary